Exhinit 99.1
                          SPACEHAB Completes Financing

Vienna, Virginia (October 21, 1997) - SPACEHAB, Inc. (Nasdaq: SPAB) today announced the completion of an offering of $55 million of 8% Convertible Subordinated Notes due 2007.

SPACEHAB has the option to redeem the securities after three years. Purchasers of the notes have the option to convert their notes into SPACEHAB common stock at any time until maturity. The conversion price is set at $13.625.

The Company intends to use the net proceeds of this offering for development and construction of space related assets and general corporate purposes.

The notes were offered and sold in transactions exempt from registration under the Securities Act of 1933. This announcement is a matter of record only.

SPACEHAB, Inc. with its ASTROTECH subsidiary, is the world's leading provider of commercial payload processing services for both unmanned and astronaut-tended payloads. SPACEHAB is the first company to commercially develop, own and operate habitable modules that provide space-based laboratory facilities and logistics resupply services aboard the U.S. Space Shuttles to support people living and working in space.